EXHIBIT 23


                INDEPENDENT AUDITORS' CONSENT




KPMG Peat Marwick LLP (Logo)
Certified Public Accountants

CityPlace II
Hartford, CT 06103-4103


                       Independent Auditors' Consent


The Board of Directors
MacDermid, Incorporated:

We consent to incorporation by reference in the Registration Statements (Nos. 2-66987 and 2-68181) on Form S-8 of MacDermid, Incorporated of our reports dated May 22, 1996, relating to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows and related schedules for each of the years in the three-year period ended March 31, 1996, which reports appear or are incorporated by reference in the March 31, 1996 annual report on Form 10-K of MacDermid, Incorporated.

Our report refers to a change in the Company's method of accounting for postemployment benefits and postretirement benefits.


  /s/ KPMG Peat Marwick LLP


June 28, 1996